Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Allison Kleinfelter
mpoole@hersheys.com	akleinfelter@hersheys.com

Hershey Reports Third-Quarter 2022 Financial Results;
Raises 2022 Net Sales and Earnings Outlook

HERSHEY, Pa., November 4, 2022 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the third quarter ended October 2, 2022, and raised its full-year financial outlook.

“Third quarter results came in ahead of our expectations, as our increased brand investments and improved supply chain helped support resilient consumer demand and drove category growth across all business segments,” said Michele Buck, The Hershey Company President and Chief Executive Officer.  “Marketplace share and gross margin trends improved versus the second quarter, and we have strong momentum exiting the year.  Given our performance to date and visibility into the fourth quarter, we are raising our net sales and earnings outlook for the year.”

Third-Quarter 2022 Financial Results Summary1
•Consolidated net sales of $2,728.2 million, an increase of 15.6%.
•Organic, constant currency net sales increased 11.8%.
•The impact of acquisitions on net sales was a 4.1-point benefit2 while foreign currency exchange was a 0.3-point headwind.
•Reported net income of $399.5 million and $1.94 earnings per share-diluted, a decrease of 9.3%.
•Adjusted earnings per share-diluted of $2.17, an increase of 3.3%.
1 All comparisons for the third quarter of 2022 are with respect to the third quarter ended October 3, 2021
2 Reflects the impact from the 2021 acquisitions of Pretzels Inc. (Pretzels) and Dot’s Pretzels, LLC (Dot’s)

2022 Full-Year Financial Outlook
The Hershey Company is increasing its net sales growth and earnings-per-share outlook to reflect higher than anticipated consumer demand and favorable price elasticities across segments.

2022 Full-Year Outlook	Prior Guidance	Current Guidance
Net sales growth[3]	12% - 14%	14% - 15%
Reported earnings per share growth	9% - 12%	11% - 13%
Adjusted earnings per share growth	12% - 14%	14% - 15%

3 The impact of the Pretzels, Dot’s and Lily’s Sweets, LLC (Lily’s) acquisitions is anticipated to be a 4- to 5-point benefit to net sales growth for the full-year 2022.

The company is also updating guidance on the following:
•A reported and adjusted effective tax rate of approximately 14% to 15%, a slight reduction versus the prior outlook, driven by timing and value of renewable energy tax credits;
•Other expense, which primarily reflects the write-down of equity investments that qualify for tax credits, of approximately $205 million, higher than the previous outlook to reflect an increased amount of renewable energy tax credits;
•Interest expense of approximately $135 million to $140 million, reflecting higher interest rates on commercial paper; and
•Capital expenditures of approximately $600 million.

Below is a reconciliation of projected 2022 and full-year 2021 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2022 (Projected)	2021
Reported EPS – Diluted	$7.93 – $8.06	$7.11
Derivative mark-to-market gains	—	(0.12)
Business realignment activities	0.02 – 0.04	0.09
Acquisition-related activities	0.21 – 0.25	0.16
Noncontrolling interest share of business realignment and impairment charges	—	0.03
Other miscellaneous losses (benefits)	0.07	(0.07)
Tax effect of all adjustments reflected above	(0.09)	(0.01)
Adjusted EPS – Diluted	$8.20 - $8.27	$7.19

2022 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

Third Quarter 2022 Components of Net Sales Growth
A reconciliation between reported net sales growth rates and organic constant currency net sales growth rates, along with the contribution from net price realization and volume, is provided below:

	Three Months Ended October 2, 2022
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions	Percentage Change on Organic Constant Currency Basis	Organic Price	Organic Volume/Mix
North America Confectionery	10.4%	(0.3)%	10.7%	—%	10.7%	7.7%	3.0%

North America Salty Snacks	86.9%	—%	86.9%	65.5%	21.4%	12.5%	9.0%

International	15.4%	(1.2)%	16.6%	—%	16.6%	4.4%	12.2%

Total Company	15.6%	(0.3)%	15.9%	4.1%	11.8%	7.7%	4.1%

The company presents certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Third-Quarter 2022 Consolidated Results
Consolidated net sales increased 15.6% to $2,728.2 million in the third quarter of 2022, including a 4.1-point benefit from the acquisitions of Pretzels and Dot’s. Organic, constant currency sales increased 11.8%. List price increases along with strong consumer demand and favorable price elasticities drove balanced growth across segments.

Reported gross margin was 40.6% in the third quarter of 2022, compared to 45.0% in the third quarter of 2021, a decrease of 440 basis points. Adjusted gross margin was 42.5% in the third quarter of 2022, a decrease of 180     basis points compared to the third quarter of 2021. Raw material, packaging and logistics inflation, labor investments, and higher supply chain costs from sustained consumer demand contributed to these declines, as well as an unfavorable mix from recent acquisitions. These headwinds were partially offset by net price realization and volume gains. Derivative mark-to-market losses further contributed to the decline in reported gross margin.

Selling, marketing and administrative expenses increased 13.5% in the third quarter of 2022 versus the third quarter of 2021, primarily driven by higher corporate expenses and acquisition-related costs. Higher corporate expenses were driven by incremental capability and technology investments, higher incentive compensation and broad-based marketplace inflation. Advertising and related consumer marketing expenses increased 5.4% in the third quarter of 2022 versus the same period last year. Higher levels of advertising in response to improved supportability of confectionery brands and increased investment in salty snacks brands were partially offset by cost efficiencies related to new media partners. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 17.8% versus the third quarter of 2021. This increase was driven by acquisition-related costs, including amortization, integration and operating expenses, as well as people, capability and technology investments.

Third-quarter 2022 reported operating profit was $556.6 million, a decrease of 3.2%, resulting in an operating profit margin of 20.4%, a decrease of 400 basis points. These declines were driven by the previously mentioned gross margin declines, including derivative mark-to-market losses, and higher corporate and operating expenses, including acquisition-related integration costs. Adjusted operating profit of $615.3 million increased 9.3% versus the third quarter of 2021 as pricing, volume and cost leverage more than offset inflation, elevated supply chain costs, acquisition-related costs and brand, capabilities, and people investments. Despite higher adjusted operating profit, adjusted operating profit margin decreased by 130 basis points to 22.6%, as inflation and investment outpaced sales growth.

The reported effective tax rate in the third quarter of 2022 was 15.6%, an increase of 90 basis points versus the third quarter of 2021. The adjusted effective tax rate was 15.9%, an increase of 120 basis points versus the third quarter of 2021. Both the reported and adjusted effective tax rate increase were driven by higher utilization of capital losses in the prior-year period, as well as the timing of renewable energy tax credits.

The company’s third-quarter 2022 results, as prepared in accordance with GAAP, included items positively impacting comparability of $58.7 million, or $0.23 per share-diluted. For the third quarter of 2021, items negatively impacting comparability totaled $11.9 million, or $0.04 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021

Derivative mark-to-market losses (gains)	$50.1	$(18.5)	$0.24	$(0.09)
Business realignment activities	0.4	3.4	—	0.02
Acquisition-related activities	8.2	3.2	0.04	0.02
Tax effect of all adjustments reflected above	—	—	(0.05)	0.01
	$58.7	$(11.9)	$0.23	$(0.04)

Segment performance for the third quarter of 2022 versus the prior-year period are detailed below. See the schedule on components of net sales growth and the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America Confectionery

Hershey’s North America Confectionery segment net sales were $2,235.6 million in the third quarter of 2022, an increase of 10.4% versus the same period last year. Organic, constant currency net sales increased 10.7%. Net price realization was driven by mid to high single digit list price increases across the confectionery portfolio. Earlier seasonal shipments versus the prior-year period and continued replenishment of distributor inventory levels offset modest declines in consumer demand to drive volume growth in the third quarter.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the 12-week period ended October 2, 2022 in the multi-outlet plus convenience store channels (MULO+C) increased 12.2%, resulting in category market share gain of 23 basis points in the period. Consumer demand for Hershey’s products remained strong aided by improved supportability and higher levels of advertising in the 12-week period. Retail sales of Hershey’s chocolate products increased 12.6%, driving chocolate share gains of over 100 basis points. This strength was driven by sustained on-the-go and at-home usage occasions, instant consumables’ retail sales growth of 11.2% and take-home retail sales growth of 13.6%. Within refreshment, Hershey’s gum products increased 14.8%, driven by less mask-wearing, while retail trends for Icebreaker’s mints continued to improve from supply chain challenges earlier this year. Hershey’s share of CMG remains up 111 basis points versus pre-pandemic levels.

The North America Confectionery segment reported segment income of $706.8 million in the third quarter of 2022, reflecting an increase of 7.8% versus the prior-year period as pricing and volume gains offset inflation, incremental investments in labor and higher brand and capabilities investments, to drive segment income growth in the third quarter. Inflation and investment outpaced sales growth, resulting in segment margin of 31.6% in the third quarter, a decrease of 80 basis points.

North America Salty Snacks
Hershey’s North America Salty Snacks segment net sales were $275.0 million in the third quarter of 2022, an increase of 86.9% versus the same period last year. Sales from the acquisitions of Dot’s and Pretzels were a 65.5-point benefit. Organic, constant currency net sales growth was 21.4% driven by volume gains from strong consumer demand and net price realization.

Hershey’s U.S. salty snack retail takeaway, including Dot’s, in MULO+C increased 22.4% in the 12-week period ended October 2, 2022 driven by robust consumer demand. Hershey’s salty snacks growth outpaced the category resulting in 10 basis points of share gain in the 12-week period.  SkinnyPop brand retail sales increased 18.0%, resulting in ready-to-eat popcorn share gain of 120 basis points in the 12-week period.  Pirate’s Booty products also continued to perform well with retail sales growth of 14.4%.  Both SkinnyPop and Pirate’s Booty brands benefited from a strong back-to-school season with higher promotional activity in the third quarter, with multi-packs retail sales growth of 24.8% versus the prior-year period.  Dot’s Homestyle Pretzels retail sales grew 34.2%, driven by increased distribution, new buyers and higher frequency among existing households. This growth significantly outpaced category growth, resulting in a 200 basis points share gain of the pretzel category.

North America Salty Snacks segment income increased 50.3% to $44.5 million in the third quarter of 2022, compared to $29.6 million in the third quarter of 2021. Profit increases were driven by volume, price realization and acquisitions, which were partially offset by higher supply chain costs, unfavorable mix, acquisition-related costs and increased advertising spend. The costs and investment outpaced sales growth in the third quarter, resulting in segment margin of 16.2%, a decrease of 390 basis points.

International
Third-quarter 2022 net sales for Hershey’s International segment increased 15.4% versus the same period last year to $217.6 million. Organic, constant currency net sales increased 16.6% driven by higher volumes from strong consumer demand and net price realization.

The International segment reported a $35.4 million profit in the third quarter of 2022, reflecting an increase of $15.8 million versus the prior-year period. Sales volume growth and net price realization more than offset inflation to deliver a segment margin of 16.3%, an increase of 590 basis points versus the prior-year period.

Unallocated Corporate Expense
Hershey’s unallocated corporate expense in the third quarter of 2022 was $171.4 million, an increase of $29.6 million, or 20.9%, versus the same period of 2021. This increase was driven by capabilities and technology investments, including the upgrade of the company’s ERP system and related amortization; and higher incentive, compensation and benefit cost.

Live Webcast

At approximately 7 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its third-quarter 2022 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the company’s website.

Note: In this release, for the third-quarter 2022, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities, acquisition-related activities, and other miscellaneous losses and benefits. The company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	October 2, 2022	October 3, 2021
Reported gross profit	$1,108,500	$1,061,335
Derivative mark-to-market losses (gains)	50,065	(18,468)
Business realignment activities	(1)	213
Acquisition-related activities	65	2,678
Non-GAAP gross profit	$1,158,629	$1,045,758

Reported operating profit	$556,620	$574,831
Derivative mark-to-market losses (gains)	50,065	(18,468)
Business realignment activities	393	3,397
Acquisition-related activities	8,215	3,190
Non-GAAP operating profit	$615,293	$562,950

Reported provision for income taxes	$73,598	$76,746
Derivative mark-to-market losses (gains)*	9,045	(3,456)
Business realignment activities*	80	890
Acquisition-related activities*	1,970	760
Non-GAAP provision for income taxes	$84,693	$74,940

Reported net income	$399,487	$444,927
Derivative mark-to-market losses (gains)	41,020	(15,012)
Business realignment activities	313	2,507
Acquisition-related activities	6,245	2,430
Non-GAAP net income	$447,065	$434,852

Reported EPS - Diluted	$1.94	$2.14
Derivative mark-to-market losses (gains)	0.24	(0.09)
Business realignment activities	—	0.02
Acquisition-related activities	0.04	0.02
Tax effect of all adjustments reflected above**	(0.05)	0.01
Non-GAAP EPS - Diluted	$2.17	$2.10

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for Non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	October 2, 2022	October 3, 2021
As reported gross margin	40.6%	45.0%
Non-GAAP gross margin (1)	42.5%	44.3%

As reported operating profit margin	20.4%	24.4%
Non-GAAP operating profit margin (2)	22.6%	23.9%

As reported effective tax rate	15.6%	14.7%
Non-GAAP effective tax rate (3)	15.9%	14.7%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative mark-to-market losses (gains): The mark-to-market losses (gains) on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding losses (gains) are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business realignment activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the fourth quarter of 2020, we commenced the International Optimization Program to streamline resources and investments in select international markets, including the optimization of our China operating model to improve efficiencies and provide a more sustainable and simplified base going forward. During the third quarter of 2022 and 2021, business realignment charges related primarily to other third-party costs related to this program, as well as severance and employee benefit costs.

Acquisition-related activities: During the third quarter of 2022, we incurred costs related to the integration of the 2021 acquisitions of Lily’s, Dot’s and Pretzels. During the third quarter of 2021, we incurred costs to effectuate the Lily's acquisition.

Noncontrolling interest share of business realignment and impairment charges: Certain of the business realignment and impairment charges recorded related to the divestiture of Lotte Shanghai Foods Co., Ltd. (“LSFC”), a joint venture in which we previously owned a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the income (loss) attributed to the noncontrolling interest.

Other miscellaneous losses (benefits): During 2022, we recorded a loss on the sale of non-operating assets located in Pennsylvania. During 2021, we recorded a gain on the divestiture of LSFC, as well as a gain on a receivable previously deemed uncollectible.

Tax effect of all adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company’s securities. Factors that could cause results to differ materially include, but are not limited to: risks related to the impact of the COVID-19 global pandemic on our business, suppliers, distributors, consumers, customers, and employees; the scope and duration of the pandemic; government actions and restrictive measures implemented in response to the pandemic, including the distribution of vaccinations and continuation of social distancing guidelines and stay at home orders; disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; the company’s ability to successfully execute business continuity plans to address the COVID-19 pandemic and resulting changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions, including impacts on the business arising from the conflict between Russia and Ukraine; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2021 and from time to time our other filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect actual results, changes in expectations or events or circumstances.

The Hershey Company
Consolidated Statements of Income
for the periods ended October 2, 2022 and October 3, 2021
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended		Nine Months Ended
			October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021

Net sales			$2,728,153	$2,359,839	$7,766,956	$6,645,209
Cost of sales			1,619,653	1,298,504	4,412,977	3,609,478
Gross profit			1,108,500	1,061,335	3,353,979	3,035,731

Selling, marketing and administrative expense			551,880	486,139	1,619,564	1,448,433
Business realignment costs			—	365	274	2,748

Operating profit			556,620	574,831	1,734,141	1,584,550
Interest expense, net			35,378	30,154	101,970	97,655
Other (income) expense, net			48,157	23,004	78,222	32,612

Income before income taxes			473,085	521,673	1,553,949	1,454,283
Provision for income taxes			73,598	76,746	305,428	311,255

Net income including noncontrolling interest			399,487	444,927	1,248,521	1,143,028

Less: Net gain attributable to noncontrolling interest			—	—	—	1,072
Net income attributable to The Hershey Company			$399,487	$444,927	$1,248,521	$1,141,956

Net income per share	- Basic	- Common	$2.00	$2.22	$6.23	$5.67
	- Diluted	- Common	$1.94	$2.14	$6.04	$5.49
	- Basic	- Class B	$1.82	$2.01	$5.67	$5.16

Shares outstanding	- Basic	- Common	147,169	145,665	146,557	146,259
	- Diluted	- Common	206,274	207,426	206,667	207,857
	- Basic	- Class B	58,114	60,614	59,058	60,614

Key margins:
Gross margin			40.6%	45.0%	43.2%	45.7%
Operating profit margin			20.4%	24.4%	22.3%	23.8%
Net margin			14.6%	18.9%	16.1%	17.2%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended October 2, 2022 and October 3, 2021
(unaudited) (in thousands except percentages)

	Three Months Ended			Nine Months Ended
	October 2, 2022	October 3, 2021	% Change	October 2, 2022	October 3, 2021	% Change
Net sales:
North America Confectionery	$2,235,550	$2,024,243	10.4%	$6,361,695	$5,700,031	11.6%
North America Salty Snacks	275,024	147,108	86.9%	757,443	396,729	90.9%
International	217,579	188,488	15.4%	647,818	548,449	18.1%
Total	$2,728,153	$2,359,839	15.6%	$7,766,956	$6,645,209	16.9%

Segment income:
North America Confectionery	$706,815	$655,599	7.8%	$2,107,564	$1,852,692	13.8%
North America Salty Snacks	44,516	29,639	50.3%	103,250	81,058	27.3%
International	35,379	19,550	80.7%	108,058	74,526	45.1%
Total segment income	786,710	704,788	11.6%	2,318,872	2,008,276	15.5%
Unallocated corporate expense (1)	171,417	141,838	20.9%	468,785	430,112	9.0%
Unallocated mark-to-market losses (gains) on commodity derivatives (2)	50,065	(18,468)	NM	63,524	(24,137)	NM
Costs associated with business realignment initiatives	393	3,397	(88.4)%	2,373	13,793	(82.8)%
Acquisition-related activities	8,215	3,190	157.5%	36,481	10,698	241.0%
Other miscellaneous losses (benefits)	—	—	NM	13,568	(2,155)	NM
Operating profit	556,620	574,831	(3.2)%	1,734,141	1,584,550	9.4%
Interest expense, net	35,378	30,154	17.3%	101,970	97,655	4.4%
Other (income) expense, net	48,157	23,004	109.3%	78,222	32,612	139.9%
Income before income taxes	$473,085	$521,673	(9.3)%	$1,553,949	$1,454,283	6.9%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended		Nine Months Ended
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Segment income as a percent of net sales:
North America Confectionery	31.6%	32.4%	33.1%	32.5%
North America Salty Snacks	16.2%	20.1%	13.6%	20.4%
International	16.3%	10.4%	16.7%	13.6%

The Hershey Company
Consolidated Balance Sheets
as of October 2, 2022 and December 31, 2021
(in thousands of dollars)

Assets	October 2, 2022	December 31, 2021
	(unaudited)
Cash and cash equivalents	$327,741	$329,266
Accounts receivable - trade, net	929,482	671,464
Inventories	1,184,385	988,511
Prepaid expenses and other	251,126	256,965

Total current assets	2,692,734	2,246,206

Property, plant and equipment, net	2,622,587	2,586,187
Goodwill	2,604,889	2,633,174
Other intangibles	1,985,099	2,037,588
Other non-current assets	888,406	868,203
Deferred income taxes	39,192	40,873

Total assets	$10,832,907	$10,412,231

Liabilities and Stockholders’ Equity

Accounts payable	$915,299	$692,338
Accrued liabilities	845,472	855,638
Accrued income taxes	81,771	3,070
Short-term debt	793,871	939,423
Current portion of long-term debt	752,201	2,844

Total current liabilities	3,388,614	2,493,313

Long-term debt	3,340,671	4,086,627
Other long-term liabilities	750,870	787,058
Deferred income taxes	269,672	288,004

Total liabilities	7,749,827	7,655,002

Total stockholders’ equity	3,083,080	2,757,229

Total liabilities and stockholders’ equity	$10,832,907	$10,412,231